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                                                                Exhibit 8.1

                                 March 8,  1999



Kellwood Company                            Koret, Inc. and its Stockholders
600 Kellwood Parkway                        611 Mission Street
Chesterfield, Missouri 63178                San Francisco, California 94105

         Re:      Kellwood Company/Koret, Inc.

Dear Gentlemen:

                  You have asked our opinion as to the material United States federal income tax consequences of the merger (the "Merger") of Kellwood Acquisition II Corporation, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Kellwood Company, a Delaware corporation ("Kellwood") with and into Koret, Inc., a Delaware corporation ("Koret"), pursuant to an Agreement and Plan of Merger dated as of December 1, 1998 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

                  In formulating our opinion, we have examined the Agreement, the Joint Proxy Statement/Prospectus of Kellwood and Koret (the "Proxy Statement") and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement and Agreement including the purposes of the parties for consummating the Merger are accurate and complete, and (iii) the representations made to us by Kellwood and Koret in connection with the Merger (in the form of officers' certificates dated, respectively, March 8, 1999 and March 5, 1999) are accurate.

                  Based upon the foregoing, we are of the opinion that, for United States federal income tax purposes:

                  (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and Koret, Merger Sub and Kellwood will each be a party to that reorganization within the meaning of Section 368(b) of the Code;
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Kellwood Company
March 8, 1999
Page 2



                  (ii) no gain or loss will be recognized by Kellwood, Merger Sub or Koret as a result of the Merger;

                  (iii) no gain or loss will be recognized by the stockholders of Koret upon the conversion of their shares of Koret Common Stock into shares of Kellwood Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Kellwood Common Stock;

                  (iv) the aggregate tax basis of shares of Kellwood common stock received in exchange for shares of Koret common stock pursuant to the merger (including a fractional share of common stock for which cash is received) will be the same as the aggregate tax basis of the shares of Koret common stock; and

                  (v) a Koret stockholder who receives cash in lieu of a fractional share of Kellwood common stock will recognize gain or loss equal to the difference, if any, between the stockholder's tax basis in the fractional share and the amount of cash received.

                  The opinions expressed above with respect to tax consequences of Koret stockholders apply to Koret stockholders who hold their shares of Koret stock as a capital asset within the meaning of Section 1221 of the Code. This opinion relates solely to the United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative practice that may affect our opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the summary and under the section entitled "Material Federal Income Tax Consequences" in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ McDermott, Will & Emery

                                                  McDermott, Will & Emery